As filed with the Securities and Exchange Commission on August 8, 2014
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Haverty Furniture Companies, Inc.
(Exact name of registrant as specified in its charter)

Maryland	58-0281900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number

780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342
(Address of Principal Executive Offices) (Zip Code)

Haverty Furniture Companies, Inc.
2014 Long-Term Incentive Plan
(Full Title of the Plan)

Clarence H. Smith,
Chairman, President and Chief Executive Officer
Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342
(404) 443-2900
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, $1.00 par value	1,640,000 shares	$22.85	$37,474,000	$4,826.65

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive as the result of any future stock splits, stock dividends or similar adjustment of the registrant's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the high and low reported prices of the common stock on the New York Stock Exchange on August 4, 2014.

(3)
The registrant filed Registration Statements on Form S-8 on November 10, 2004 and August 5, 2011 (File Nos. 333-120352 and 333-176100) (the "Prior Registration Statements") on which were registered an aggregate 2,100,000 of shares of common stock pursuant to the 2004 Long-Term Incentive Plan, of which 1,141,356 remain unissued (the "Unissued Securities").  Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes the Unissued Securities and the Registrant is continuing to apply the previously paid filing fee of $1,285.00 associated with the portion of Unissued Securities registered on Form S-8 on August 5, 2011(File No. 333-176100).  As a result, a filing fee of $3,541.65 ($4,826.65 less $1,285.00) is being paid herewith with respect to the securities being registered under the 2014 Long-Term Incentive Plan.  Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statements will be deemed terminated as of the date of effectiveness of the registration statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to shares of common stock, $1.00 par value per share, of Haverty Furniture Companies, Inc. ("Havertys" or the "Company"), to be issued to eligible employees, directors, consultants or advisors of the Company or a subsidiary pursuant to the Haverty Furniture Companies, Inc. 2014 Long Term Incentive Plan (the "2014 Plan").  The 2014 Plan includes 498,644 newly authorized shares and 1,141,356 unissued shares that were previously authorized for issuance under the Haverty Furniture Companies, Inc. 2004 Plan (the "2004 Plan").  If any award granted under the 2004 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards again will be available for use under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").  Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference into this registration statement as of their respective dates:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 7, 2014, as amended on May 7, 2014; and
(b)
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 5, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed on August 6, 2014;

(c)	our Current Reports on Form 8-K filed on January 24, 2014 and May 16, 2014; and
(d)
the description of the Company's $1.00 par value per share common stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the  Commission on August 25, 1998 to register the Company's common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.                                        Description of Securities.

Not applicable.

Item 5.                                        Interests of Named Experts and Counsel.

The legality of the issuance of the common stock being registered has been passed upon for the Company by Janet E. Taylor, Senior Vice President, General Counsel of Havertys.  Ms. Taylor is regularly employed by Havertys, participates in various employee benefit plans of Havertys under which she may receive shares of common stock, restricted stock units, or performance stock units of common stock, and currently beneficially owns less than 1% of the outstanding shares of common stock.

Item 6.                                        Indemnification of Directors and Officers.

Havertys is incorporated and organized under the Maryland General Corporation Law (the "GCL").  Our charter (the "Charter") limits the liability of our directors and officers to the Company and our stockholders for money damages to the fullest extent permitted by the GCL.
The GCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except
(i)	to the extent that it is proved that the director or officer actually received an improper benefit or profit or
(ii)
if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or

(iii)	in the case of any criminal proceeding, the director of officer had reasonable cause to believe that the act or omission was unlawful.
The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.
Article IX of our Amended and Restated Bylaws, (the "Bylaws") provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or was serving at the request of us as a director.  To the fullest extent permitted by law, such indemnification shall include reasonable expenses, judgment, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding and without requiring a preliminary determination as to the ultimate entitlement to indemnification. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the GCL requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the GCL and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met.

Article IX of the Bylaws further provides that we may, with the approval of our board of directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to our officers, employees or agents.
Section 2-418 of the GCL requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the GCL generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.
Article IX of the By-Laws further provides that the Company may purchase and maintain  insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.  Havertys has purchased directors' and officers' liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

Item 7.                                        Exemption From Registration Claimed.

Not applicable.

Item 8.                                        Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit Number	Description of Exhibit (Commission File No. 1-14445)
4.1
Articles of Amendment and Restatement of the Charter of Haverty Furniture Companies, Inc. effective May 2006 (Exhibit 3.1 to the Company's 2006 Second Quarter Form 10-Q); Amended and Restated Bylaws of Haverty Furniture Companies, Inc., as amended on February 26, 2007 (incorporated herein by reference to Exhibit 3.2 to the Company's 2007 First Quarter Form 10-Q).

*5.1	Opinion of Janet E. Taylor as to the legality of securities.
10.1
Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (incorporated herein by reference from Appendix A to the Registrant's Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on March 28, 2014).

*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Janet E. Taylor (contained in Exhibit 5.1).
*24	Powers of Attorney (set forth on the signature page contained in Part II of this Registration Statement).
* Filed herewith.

Item 9.    Undertakings.

      (a)    The undersigned Company hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia on this 8th day of August, 2014.

HAVERTY FURNITURE COMPANIES, INC.
/s/ Clarence H. Smith
Clarence H. Smith
President and Chief Executive Officer

POWER OF ATTORNEY

Each Person whose individual signature appears below hereby authorizes Clarence H. Smith and Dennis L. Fink, and each of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clarence H. Smith	Chairman of the Board,	August 8, 2014
Clarence H. Smith	President, and Chief Executive Officer
(principal executive officer)

/s/ John T. Glover	Director	August 8, 2014
John T. Glover

/s/ Rawson Haverty, Jr.	Senior Vice President and Director	August 8, 2014
Rawson Haverty, Jr.

/s/ L. Phillip Humann	Lead Director	August 8, 2014
L. Phillip Humann

/s/ Mylle H. Mangum	Director	August 8, 2014
Mylle H. Mangum

/s/ Frank S. McGaughey, III	Director	August 8, 2014
Frank S. McGaughey, III

/s/ Terence F. McGuirk	Director	August 8, 2014
Terence F. McGuirk

/s/ Vicki R. Palmer	Director	August 8, 2014
Vicki R. Palmer

/s/ Fred L. Schuermann	Director	August 8, 2014
Fred L. Schuermann

/s/ Al Trujillo	Director	August 8, 2014
Al Trujillo

/s/ Dennis L. Fink	Executive Vice President	August 8, 2014
Dennis L. Fink	and Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit (Commission File No. 1-14445)
4.1
Articles of Amendment and Restatement of the Charter of Haverty Furniture Companies, Inc. effective May 2006 (Exhibit 3.1 to the Company's 2006 Second Quarter Form 10-Q); Amended and Restated Bylaws of Haverty Furniture Companies, Inc., as amended on February 26, 2007 (incorporated herein by reference to Exhibit 3.2 to the Company's 2007 First Quarter Form 10-Q).

*5.1	Opinion of Janet E. Taylor as to the legality of securities.
10.1
Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (incorporated herein by reference from Appendix A to the Registrant's Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on March 28, 2014).

*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Janet E. Taylor (contained in Exhibit 5.1).
*24	Powers of Attorney (set forth on the signature page contained in Part II of this Registration Statement).